Exhibit 10.11

September 25, 2009

Mr. Bryan A. Shinn

103 Sunny Dell Road

Landenberg, PA 19350

Dear Bryan:

U.S. Silica Company (USS) is pleased to offer you the position of Senior Vice President of Sales & Marketing at the headquarters of U.S. Silica, currently located in Berkeley Springs, WV. The offer:

1. An annual Base Salary of $232,000, which equates to a monthly salary of $19,333.33.

2. Participation in the Annual Bonus Incentive Program (ABIP) at 45%, which means that you will be eligible for an annual bonus of 45% of your salary if the ABIP program pays out at 100%. The payment of an ABIP bonus is subject to the terms of the program (which are reviewed annually); in general, an ABIP bonus is paid to the extent that USS’ EBITDA performance exceeds certain benchmarks and other metrics (which have traditionally included safety performance) are met. The ABIP bonus is paid in February or March for the prior year’s performance (i.e., after the audit results of the prior year are substantially complete). A five year history of ABIP payout percentages, for the results of 2004 to 2008 inclusive, is attached.

3. Incentive Units in GGC USS Holdings LLC, in the following amounts: 1,051,666.7 of Class C units, and 1,051,666.7 of Class D units. The Incentive Units will be granted subject to the execution of the Incentive Unit Agreement, in substantially the same form as the Incentive Unit Agreement enclosed. The Incentive Units are subject to the terms and conditions of the Incentive Unit Agreement and the 2008 Participant Unit Plan.

4. In addition to the standard USS relocation package, USS will pay a special allowance equal to eighty (80%) percent of the difference between the purchase price for your existing home at 103 Sunny Dell Road, Landenberg, PA, which was $880,000, and the (a) sale price of your existing home, or (b) the appraised value of your existing home if your existing home is not sold or under contract to be sold (with no contingencies, other than financing) within 180 days of the date you begin employment at USS, if the sale price or appraised value of your existing home is less than $880,000, and in either case up to a cap of $125,000. The special allowance will be paid (c) within five (5) business days of the closing on the sale of your existing home, or (d) within five (5) business days after the 180th day of the beginning of your employment with USS if your existing home is not sold or under contract to be sold (with no contingencies, other than financing). In the event that there is a contract for the sale of your existing home within 180 days of the beginning of your employment at USS, and the contract does not result in a sale, then USS will pay you the special allowance within five (5) business days of the termination of the

U.S. Silica Company	P.O. Box 187, Berkeley Springs, WV 25411-0187	(304) 258-2500

Bryan Shinn

contract of sale. In the event that your existing home is not sold or subject to a contact for sale within 180 days of the beginning of your employment at USS, USS will contract with a third party relocation company to purchase the home. Also, as a modification to the standard relocation package, USS will pay temporary living expenses for up to 180 days, or the date on which you relocate into a permanent residence, whichever period is less.

5. In the event that USS terminates you without Cause within one year of the beginning of your employment, then we will (a) pay you special severance equal to twelve (12) months of your Base Salary in effect on the date of termination, and (b) pay the premiums (subject to you paying the employee share of the health care premium; in the case of an employee at the vice president level, the employee share of the health care premium is currently 25%) for extension of USS health care coverage pursuant to COBRA for (i) twelve (12) months from the date of termination, or (ii) the date upon which you obtain full-time employment, whichever occurs first. The payment of the special severance and the extension of the USS health care coverage are contingent upon your execution of a general release of USS (and any affiliated entities) of any claims of whatever kind arising out of your employment by USS. For purposes of this paragraph 5, Cause means: (a) embezzlement, theft or misappropriation by you of any property of USS or its subsidiaries or affiliates; (b) any information, arraignment, indictment or other similar criminal proceeding against you (or any plea of nolo contendere) with respect to any felony or other crime causing USS significant public disgrace; (c) directly or indirectly owning, managing, operating, being employed by or participating in the ownership, management, operation or control of, or being in any manner connected with, any business engaged in or competitive with the business of USS; (d) divulging, transmitting or otherwise disclosing (other than in the regular and proper course of business) confidential knowledge or information with respect to the operations, customers, markets or finances of USS or its affiliates (“Confidential Information”), or using Confidential Information for the benefit of any person or entity other the USS and its affiliates; (e) gross negligence or willful misconduct on your part in the performance of your duties as an employee or officer of USS; (f) any chemical dependence which adversely affects the performance of your duties and responsibilities to USS (or any use of illegal drugs whether or not in the workplace); (g) failure to pass the post-offer of employment drug screening provided to all new USS employees; (h) failure to perform duties as reasonably directed by the President of USS which is not cured within fourteen (14) days after written notice by the President of USS to you. The existence or non-existence of Cause shall be determined in good faith by the President of USS and the Board of Directors.

For the avoidance of doubt, your employment (as is the case with all other USS employees not subject to collective bargaining agreements) shall be on an “at will” basis.

6. On March 1, 2010, USS will pay you a one time special bonus of $50,000, provided that you are a full-time employee of USS on that date.

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In addition to the above items, we will provide you with USS’ standard relocation package, which includes normal moving expenses, house hunting trips, a ‘settling-in-allowance’ and temporary living expenses (as modified by item 4 above).

As a matter of Company policy, our offer is contingent upon your signing a Standard Agreement for Assignment of Inventions and Covenant against Disclosure. This is enclosed for your review and signature. A drug screening and chest x-ray will be scheduled prior to your first day of employment. A physical will be scheduled immediately upon commencement of employment. Your continued employment is contingent on successfully passing the drug screening.

Bryan Shinn

You will be eligible to participate in the standard employee benefit programs in effect as of your hire date. A ‘sign-up’ form will be provided for your signature and designation of benefit options on your first day of work along with a copy of our benefits booklet. As a new employee, you are required by the U.S. Department of Justice, Immigration & Naturalization Service to complete an 1-9 form (copy attached). This form needs to be completed and documentation received on your first day of employment. You can elect from the listing on the back of the form which documentation to bring with you.

We are certain that you will be a distinct asset to our team. We are looking forward to your signature at the bottom representing acknowledgment and acceptance of this offer for employment with U.S. Silica Company. Please return one copy of this letter and the Standard Agreement for Assignment of Inventions and Covenant against Disclosure with your signatures.

Sincerely,

John A. Ulizio

Bryan A. Shinn

Enclosures

cc:        Deborah A. Keyser